Freeport-McMoRan Copper & Gold Inc. Announces

Redemption of its Step-Up Convertible Preferred Stock

NEW ORLEANS, LA, December 4, 2003 Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has called for redemption on December 19, 2003 its Step-Up Convertible Preferred Stock and each depositary share representing 0.05 shares of its Step-Up Preferred Stock (NYSE: FCX Pr A, CUSIP 35671D501).  There are currently 13,999,600 depositary shares of FCX Pr A outstanding.

As an alternative to redemption and at the option of the holder, the depositary shares are convertible until 5:00 p.m. (Eastern Standard Time) on December 19, 2003 into shares of FCX common stock at a conversion rate equal to 0.835 shares of FCX common stock per depositary share.  In lieu of any fractional share issuance, an equivalent amount will be paid in cash by FCX.

As long as the market price of FCX common stock remains above $30.22 per share, holders of the Depositary Shares will receive shares of common stock with a greater market value upon conversion than they would otherwise receive upon redemption.  On December 3, 2003, the closing price of FCX common stock as reported on the New York Stock Exchange was $44.95 per share, $14.73 per share greater than the cash redemption value.  If all depositary shares are converted into common stock, FCX would issue approximately 11.7 million shares of common stock.  In October 2003, FCX’s Board of Directors increased its annual common stock dividend to $0.80 per share.  The cash savings between the dividend on the depositary shares and the current common stock dividend, assuming all depositary shares are converted, would approximate $15 million per annum.

If the depositary shares are not converted into common stock prior to the redemption date, FCX would pay in cash the sum of $25.00, plus $0.2283 representing the amount of unpaid dividends accrued through the redemption date on each depositary share, for a total payment of $25.2283 per depositary share.

Mellon Investor Services LLC, the depositary, will mail today a notice of the specific terms of the redemption to all holders of record of the depositary shares, along with a transmittal form.  Registered holders of depositary shares will be instructed to deliver the transmittal form along with their certificates representing depositary shares to Mellon in order to receive either shares of common stock upon conversion (and cash in lieu of fractional shares) or the redemption amount upon redemption.  Any questions may be directed to FCX at (504) 582-4232.

The distribution of cash proceeds for depositary shares that are redeemed will be a taxable event; the conversion of the depositary shares into shares of FCX common stock will not be a taxable event, except for cash received in lieu of fractional shares.  Depositary shareholders should consult their tax advisors regarding their individual circumstances.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet website www.fcx.com.

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